EXHIBIT 4.15

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR ISLAND BREEZE INTERNATIONAL, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

SENIOR SECURED PROMISSORY NOTE

Dated:           November 9, 2011 $2,750,000

For value received, ISLAND BREEZE INTERNATIONAL, INC., a corporation organized under the laws of the State of Delaware (“Island”) and, ISLAND BREEZE INTERNATIONAL, a Cayman Islands exempt company, together with Island, the “Makers” or the “Companies” and each individually referred to as a “Maker” or a “Company”), hereby, jointly and severally, promise to pay to the order of ____________________ (together with its successors, representatives, and assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) hereunder or, if less, the unpaid principal amount of all Advances made by the Investor pursuant to the Securities Purchase Agreement, bearing even date herewith (the “Purchase Agreement”), by and among the Makers and the Holder, together with interest and all other obligations outstanding hereunder.

All payments under or pursuant to this Senior Secured Promissory Note (this “Note”) shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Makers or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A.  The outstanding principal balance of this Note shall be due and payable on the earlier of November 9, 2012 and the date all obligations and indebtedness hereunder are accelerated (the “Maturity Date”).

ARTICLE I

Section 1.1 Purchase Agreement.  This Note has been executed and delivered pursuant to the Purchase Agreement.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

Section 1.2 Interest.  Interest on the outstanding principal amount of this Note shall accrue at a rate of nine percent (9%) per annum and with respect to each Advance shall be payable in full on an unconditional, non-refundable, original issue discount basis on the on the date of such Advance.  Additional interest on the outstanding principal amount of this Note shall accrue at a rate of fourteen percent (14%) per annum and shall be payable on each monthly anniversary of the date hereof beginning on the fifth monthly anniversary of this Note and ending on the scheduled Maturity Date.  Furthermore, upon the occurrence of an Event of Default (as defined below), the Makers will pay additional default rate interest to the Holder, payable on demand, at a rate equal to the lesser of three percent (3%) per month (prorated for partial months) and the maximum applicable legal rate per annum on the outstanding principal balance of this Note and on all unpaid interest from the date of the Event of Default.  Interest hereunder shall be computed on the basis of a 360-day year of twelve (12) thirty-day months and the actual number of days elapsed.

Section 1.3 Payment of Principal; Prepayment.  The outstanding principal balance plus all outstanding interest and all other amounts due and owing hereunder shall be paid in full on the Maturity Date.  Any amount of principal repaid hereunder may not be reborrowed.  The Makers may prepay all or any portion of the principal amount of this Note in an amount equal to the sum of (i) 100% of the amount of such principal prepayment and (ii) all outstanding interest and all other amounts due and owing hereunder, upon not less than three (3) Business Days prior written notice to the Holder.  This Note is further subject to mandatory prepayment at the option of the Holder as set forth in Article 3 hereof.

Section 1.4 Security Documents.  The obligations of the Makers hereunder are secured by a continuing security interest in the Collateral pursuant to the terms of the Security Documents and other collateral documents.

Section 1.5 Payment on Non-Business Days.  Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment shall be due on the next succeeding Business Day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

Section 1.6 Transfer.  This Note may be transferred or sold, and may also be pledged, hypothecated or otherwise granted as security, by the Holder; provided, however, that any transfer or sale of this Note must be in compliance with any applicable securities laws, provided, further, that this Note may not be transferred or sold without the simultaneous transfer or sale of the continuing security interest in the Collateral pursuant to the terms of the Security Document and other collateral documents.

Section 1.7 Replacement.  Upon receipt of a duly executed, notarized and unsecured written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof) and a standard indemnity, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Makers shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

Section 1.8 Use of Proceeds.  The Makers shall use the proceeds of this Note as set forth in the Purchase Agreement.

ARTICLE II

EVENTS OF DEFAULT; REMEDIES

Section 2.1 Events of Default.  The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a) any failure to make any payment of the principal amount, interest or any other monetary obligation under this Note, as and when the same shall be due and payable (whether on the Maturity Date or by acceleration or otherwise);

(b) any Mortgage Default shall occur (as defined in the Mortgage);

(c) any Maker shall fail to observe or perform any other condition, covenant, undertaking or agreement contained in this Note, the Purchase Agreement or any other Transaction Document, which failure is not cured within seven (7) days after the earlier of (i) the date on which such failure first becomes known to an officer of any Maker or (ii) notice thereof is given to the Makers by the Holder; or

(d) the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed on at least one of The New York Stock Exchange, Inc., the American Stock Exchange, the Nasdaq Capital Markets, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE Alternext Exchange, or the OTC Markets for a period of five (5) consecutive Trading Days; or

(e) any representation or warranty made by the Makers, or any of them, herein or in the Purchase Agreement or any other Transaction Document shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

(f)  (A) a default in any payment of any amount or amounts of principal of or interest on any Indebtedness of the Makers, or any of them (other than the Indebtedness hereunder), the aggregate principal amount of which Indebtedness is in excess of $50,000 or (B) a default in the observance or performance of any other agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice, if required, such Indebtedness to become due prior to its stated maturity; or

(g)  the Makers, or any of them, shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(h) a proceeding or case shall be commenced in respect of the Makers, or any of them, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Makers, or any of them, or of all or any substantial part of Makers’, or any Maker’s, assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Makers, or any of them, or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Makers, or any of them, and shall continue undismissed, or unstayed and in effect for a period of thirty (30) days; or

(i) a judgment or judgments in the aggregate amount exceeding $50,000 is/are entered against the Makers, or any of them, and not dismissed or discharged within twenty (20) days following the entry thereof; or

(j) the Makers, or any of them, shall cease to actively conduct its business operations as currently conducted or once the Vessel commences operations as then conducted for a period of five (5) consecutive Business Days; or

(k) any material portion of the properties or assets of the Makers, or any of them, is seized by any governmental authority; or

(l) the Makers, or any of them, are indicted for the commission of any criminal activity; or

(m) the Vessel becomes a Total Loss (as defined in the Mortgage); or

(n) the Makers fail to effect the Mandatory Prepayment in accordance with Articles II hereof; or

(o) a Material Adverse Effect with respect to the Makers shall have occurred.

Section 2.2 Remedies Upon An Event of Default.  If an Event of Default shall have occurred and shall be continuing, the Holder may at any time at its option (a) declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, plus other fees and expenses, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Makers; provided, however, that upon the occurrence of an Event of Default described in Sections 2.1 (f) or (g) above, the outstanding principal balance and accrued interest hereunder, plus other fees and expenses, shall be immediately and automatically due and payable, and/or (b) exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note, the Purchase Agreement, the Security Documents or other Transaction Document or applicable law.  No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder.  No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.  Upon and after an Event of Default, this Note shall bear interest at the default rate set forth in Section 1.2 hereof.

ARTICLE III

Section 3.1 Mandatory Prepayment. In addition to any other rights of the Holder contained herein, simultaneously with the consummation of any debt or equity financing by a Maker (a “Financing”), the Holder shall have the right, at Holder’s option, to require the Maker to use the proceeds of such Financing to prepay the Note in cash at a price equal to the sum of (i) one hundred percent (100%) of the aggregate outstanding principal amount of this Note plus all accrued and unpaid interest (if any), and (ii) all other fees, costs, expenses, liquidated damages or other amounts (if any) owing in respect of this Note (the “Mandatory Prepayment”), provided however, that such Mandatory Prepayment right shall not apply to (i) Refinance Indebtedness,  (ii) the issuance and sale by Island of up to $700,000 in the aggregate of its shares of Class A Common Stock in connection with the issuance of Hong Kong Indebtedness (as defined in the Purchase Agreement) consummated after the date hereof (the “Hong Kong Related Equity”) or (iii) in addition to the Hong Kong Related Equity, the issuance and sale by Island of shares of Island’s Class A Common Stock in which Island receives net proceeds in the amount of $1,000,000 in the aggregate consummated after the date hereof. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Financing the Makers shall deliver written notice thereof (“Financing Notice”) to the Holder of this Note.  At any time after receipt of a Financing Notice, the Holder may require the Makers to prepay, simultaneously with the consummation of such Financing, the Note by delivering written notice thereof to the Makers.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, telecopy or facsimile at the address or number designated in the Purchase Agreement (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

Section 4.2 Governing Law.  This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

Section 4.3 Headings.  Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

Section 4.4 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Makers to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Makers, or any of them, (or the performance thereof).  Each Maker  acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate. Therefore each Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 4.5 Enforcement Expenses.  Each Maker agrees to pay all costs and expenses incurred from time to time by the Holder with respect to any modification, consent or waiver of the provisions of this Note or the Transaction Documents and any enforcement of this Note and the Transaction Documents, including, without limitation, reasonable attorneys’ fees and expenses.

Section 4.6 Amendments.  This Note may not be modified or amended in any manner except in writing executed by the Makers and the Holder.

Section 4.7 Compliance with Securities Laws.

(a) The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note except in accordance with applicable law.

(b) The Holder is an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act), and such Holder has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities.  The Holder is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and it is not a broker-dealer.  The Holder acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

Section 4.8 Consent to Jurisdiction.  Each Maker and the Holder (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Each Maker and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 4.8 shall affect or limit any right to serve process in any other manner permitted by law.

Section 4.9 Binding Effect.  This Note shall be binding upon, inure to the benefit of and be enforceable by the Makers, the Holder and their respective successors and permitted assigns.  No Maker shall delegate or transfer this Note or any obligations or undertakings contained in this Note.

Section 4.10 Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 4.11 Maker Waivers; Dispute Resolution.

(a) Except as otherwise specifically provided herein, each Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Makers liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

(b) No delay or omission on the part of the Holder in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

(c) EACH MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

Section 4.12 Definitions.  Capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” (whether or not capitalized) shall mean any day banking transactions can be conducted in New York City, NY, USA and does not include any day which is a federal or state holiday in such location.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Trading Day” means (a) a day on which the Common Stock is traded on the New York Stock Exchange or other registered national securities exchange, or (b) if the Common Stock is not traded on the OTC Bulletin Board or a registered national securities exchange, a day on which the Common Stock is quoted in the over-the-counter market as reported by the pink sheets (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Trading Market” means the OTC Markets, the American Stock Exchange, the New York Stock Exchange, the NYSE Alternext Exchange, the Nasdaq Capital Markets, the Nasdaq Global Markets, or the Nasdaq Global Select Market.

“Transaction Documents” means this Note, the Purchase Agreement, Security Documents, and all other security documents or related agreements now or hereafter entered into in connection with and/or as security for this Note and all amendments and supplements thereto and replacements thereof and any other Transaction Document (as that term is defined in the Purchase Agreement).

IN WITNESS WHEREOF, each Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

ISLAND BREEZE INTERNATIONAL, INC. By: Name: Title:
ISLAND BREEZE INTERNATIONAL By: Name: Title:

[SIGNATURE PAGE TO SENIOR SECURED
PROMISSORY NOTE]
S-1

EXHIBIT A

WIRE INSTRUCTIONS

Wire instructions for Holder

EXHIBIT A